Exhibit 99.1

Contact:

Rick Rodick

Chief Financial Officer

(562) 552-9400

rrodick@go2uti.com

UTi WORLDWIDE REPORTS FOURTH QUARTER and FISCAL 2015 RESULTS

Long Beach, Calif., March 31, 2015 – UTi Worldwide Inc. (NASDAQ: UTIW) today reported financial results for the fourth quarter and fiscal year ended January 31, 2015.

Fiscal Full Year 2015 vs. 2014 Results

•	Revenues decreased 5.8% to $4,179.8 million from $4,435.6 million

•	Net revenues (revenues minus purchased transportation costs) decreased 4.0% to $1,457.6 million from $1,517.8 million

•	On a constant currency basis, revenues decreased 3.2% percent and net revenues decreased 0.5%, respectively

•	Net loss attributable to UTi Worldwide Inc. increased to $203.2 million from $83.3 million

•	Diluted loss per share increased to $2.04 from $0.80 per diluted common share

•	Severance and other costs increased to $51.2 million from $29.6 million

•	Earnings before interest, taxes, depreciation and amortization, excluding severance and other costs (adjusted EBITDA), decreased to $20.2 million from $90.7 million.

Edward G. Feitzinger, chief executive officer, said, “Fiscal 2015 was a challenging year for the Company. Our results for the fourth quarter were particularly disappointing and included a number of one-time charges that stemmed from our January restructuring and reorganization efforts. Importantly, the fourth quarter represents the final chapter under the prior playbook. Starting in late January, we began implementing our new strategic direction for our freight forwarding business. We took decisive actions to right-size our cost structure, which is expected to result in $33 million in annual cost savings in addition to the $45 million in annual cost savings we already delivered exiting fiscal year 2015. We streamlined our geographic and leadership structure to maximize the growth potential of the freight forwarding business. We also made progress improving our working capital efficiency, which we expect will continue going forward. I am pleased with the actions taken so far in my relatively short tenure as CEO, and look forward to capturing their full benefits in fiscal 2016. We have identified the needed changes, made many of the required improvements, and geared the organization for success in the long term. As we move beyond the heavy lifting of our recent restructuring efforts, we still have a lot of hard work ahead of us. However, we are confident that we have our costs under control, with the right structure, strategy, and network foundation in place for us to achieve our goals this year and beyond.”

Financial Results for Fourth Quarter Fiscal Year 2015

For the fourth quarter of fiscal year 2015, revenues decreased 10.0% to $964.6 million, compared to $1,071.8 million for the prior year period, while net revenues decreased 14.5% to $312.2 million, compared to $365.2 million for the prior year period. The decrease in revenue and net revenue was primarily related to lower air and ocean yields and volumes in freight forwarding as well as the strengthening of the U.S. dollar against the Euro and South African Rand. On a constant currency basis, net revenues declined 9.8%. Operating loss for the quarter was $91.6 million compared to $36.8 million for the prior year period, primarily due to lower net revenues and $14.6 million in higher severance and other costs. Adjusted EBITDA was negative $45.2 million compared to positive $1.6 million for the prior year period. Free cash flow (defined as cash flow from operations less capital expenditures) was positive $40.7 million for the quarter compared to negative $46.1 million for the prior year period.

Contract Logistics and Distribution

Net revenues for Contract Logistics and Distribution decreased 1.6% to $193.8 million in the fourth quarter of fiscal 2015 compared to $196.9 million in the prior year period. On a constant currency basis, net revenues increased 3.6%. Operating income was $0.3 million for the fourth quarter of fiscal 2015 compared to $2.8 million for the same period last year. The variance is primarily related to currency exchange rate fluctuations and increased severance costs in the fourth quarter of fiscal 2015 as the Company shut down underperforming locations.

Freight Forwarding

Net revenues for Freight Forwarding decreased 29.7% to $118.3 million in the fourth quarter of fiscal 2015 compared to $168.2 million in the prior year period. On a constant currency basis, net revenues decreased 25.5%. The decrease was primarily related to significantly lower ocean yields coupled with a 6.6% decline in air freight volumes and a 4.9% decline in ocean freight volumes. The operating loss was $61.1 million for the fourth quarter of fiscal 2015 compared to $15.1 million for the same period last year.

Financial Results for Fiscal Year 2015

For fiscal 2015, revenues decreased 5.8% to $4,179.8 million, compared to $4,435.6 million for fiscal 2014. Net revenues for fiscal 2015 decreased 4.0% to $1,457.6 million, compared to $1,517.8 million for fiscal 2014. The decrease in revenue and net revenue was primarily related to lower air and ocean freight forwarding yields and lower volumes in freight forwarding, as well as currency exchange rate fluctuations. Operating loss for fiscal 2015 was $115.8 million compared to $17.8 million for fiscal 2014, primarily due to lower net revenues, $10.5 million in higher amortization costs associated with our 1View freight forwarding operating system and $21.5 million in higher severance and other costs. Adjusted EBITDA was $20.2 million for fiscal 2015 compared to $90.7 million for fiscal 2014. Free cash flow was negative $91.1 million for fiscal 2015 compared to negative $175.4 million for fiscal 2014.

Richard G. Rodick, chief financial officer, said, “While our free cash flow improved sequentially for the third quarter in a row, we fell short of our free cash flow goal for the entire year due to the earnings loss we experienced in the fourth quarter. I am disappointed we did not achieve our annual free cash flow target, but I am pleased with the progress we have made in managing our working capital during the fourth quarter as it improved approximately $100 million when compared to the fourth quarter last year, and we expect significant continued improvement.”

Updated Fiscal Year 2016 Outlook

Based on current visibility, business trends and currency exchange rates, the Company updated its financial guidance for the full fiscal year 2016.

•	The Company expects adjusted EBITDA to be within the range of $125 million to $150 million; and,

•	The Company anticipates a year over year reduction in working capital in the range of $175 million to $200 million.

The updated EBITDA guidance for the year reflects several new assumptions, with the movement in currency exchange rates being one of the most significant factors. The Company’s outlook assumes currency exchange rates of 1.05 for the Euro and 12.5 for the Rand throughout the year. Unfavorable currency movements since December 2014 account for approximately $20 million to $25 million of the revised EBITDA estimate.

The Company’s revised EBITDA outlook also reflects lower expectations for revenue and net revenue in the freight forwarding business as the Company ramps its efforts in executing its new strategy. While the Company continues to expect operating income improvements in fiscal 2016 for the CL&D business on a constant currency basis, unfavorable exchange rates are expected to adversely impact reported results.

Edward G. Feitzinger, chief executive officer, commented, “Our updated EBITDA guidance reflects recent negative currency movements and net revenue trends, and our desire to set appropriate expectations based on the significant structural changes we have made over the past two months. We are making progress towards becoming a more nimble organization with clear objectives and increased accountability to delivering tangible results. We still have work to do in executing against our strategy, but I am encouraged by the initial momentum from the changes we have recently implemented. The confidence I have in our team, strategy and market position gives me comfort that we are well positioned for the new fiscal year.”

Investor Conference Call

UTi management will host an investor conference call today, March 31, 2015, at 2:00 P.M. PDT (5:00 P.M. EDT) to review the Company’s financial results for the fiscal 2015 fourth quarter and full year. Investment professionals are invited to participate in the live call by dialing 888-337-8169 (domestic) or 719-457-2083 (international) using conference ID 3135932. The call will be open to all interested investors through a live, listen-only audio Internet broadcast at www.go2uti.com. The slides that will be referenced during the call will be available on the Company’s website at www.go2uti.com (click on “Investor Relations” and then click on “Webcasts & Presentations”). The slides will contain disclosures of certain non-GAAP financial measures, which will be identified in the slides. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides. For those who are not available to listen to the live broadcast, the call will be archived for one year on the Company’s website. A telephonic playback of the conference call also will be available from approximately 5:00 P.M. PDT, today, through April 4, 2015, by calling 888-203-1112 (domestic) or 719-457-0820 (international) and using conference ID 3135932.

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The Company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The Company seeks to use its global network, proprietary information technology systems, relationships with transportation providers, and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ supply chains.

Use of Non-GAAP Financial Information

This press release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. UTi believes that meaningful analysis of its financial performance requires an understanding of the factors underlying that performance and short-term patterns and long-term trends may be obscured by the impact of certain items. For this reason, the Company has included information in this press release regarding net revenues (revenues minus purchased transportation costs) and regarding constant currency revenue and net revenue changes, which are adjusted to exclude the impact of currency fluctuations between comparable periods. In addition, the Company has referred to earnings before interest, taxes, depreciation and amortization (EBITDA), and to adjusted EBITDA, which is EBITDA adjusted to exclude severance and other costs (as set out in the reconciliation). The Company has also referred to free cash flow, which is cash flow from operations less purchases of property, plant and equipment (net of proceeds from disposals), as well as purchases of software and other intangible assets. This information is among the information the Company uses as a basis for evaluating company performance on a comparable basis over time, allocating resources and planning and forecasting of future periods. The Company has also provided this information because such adjustments make performance information more comparable to prior disclosures for investors, and may enhance the ability of investors to analyze the Company’s performance. In addition, the Company’s management believes that presenting adjusted EBITDA provides useful information to investors regarding underlying business trends and performance of the Company’s ongoing operations. This information is not intended to be considered in isolation or as a substitute for, or superior to, the relevant measures prepared and presented in accordance with generally accepted accounting principles in the U.S. (GAAP). Further, neither free cash flow nor adjusted EBITDA represent cash flow from operations as defined by GAAP, are not derived in accordance with GAAP, and should not be considered as an alternative to net income. For more information on these non-GAAP financial measures, please see the tables at the end of this press release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release which address activities, events or developments that UTi expects or anticipates will or may occur in the future, including, but not limited to statements about such matters as, the Company’s expectation that improvements in working capital efficiency will continue going forward, the Company’s expectations about its anticipated $33.0 million in annual cost savings and the growth potential of its freight forwarding business; the Company has geared the organization to succeed in the long term and the Company having the right structure, strategy, and network foundation in place to achieve its goals this year and beyond; the fact that the Company is targeting adjusted EBITDA in fiscal 2016 in the range of $125 million to $150 million and anticipates year over year working capital improvement of $175 million to $200 million; the Company’s expectation for operating income improvements for the CL&D business on a constant currency basis in fiscal 2016; the Company’s being well positioned for the new fiscal year; statements about the Company’s expectations about revenue and net revenue in the freight forwarding business, and any statements about the Company’s expected, estimated or anticipated future results or strategies, are forward-looking statements.

These statements are based on certain assumptions and analyses made by UTi in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” and other similar expressions or the negative of these terms or other comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks in UTi’s filings with the SEC, including those listed in Item 1A “Risk Factors” in its annual report on Form 10-K relating to the fiscal year ended January 31, 2014, and the following: the Company’s ability to maintain sufficient liquidity and capital resources to fund its business and to generate sufficient cash to service its debts and other obligations; the Company’s ability to refinance its indebtedness when it comes due; risks associated with the Company’s clients, including delays or the inability by such clients to pay the Company; the risk that the Company may not be able to achieve its expected working capital and free cash flow improvements; volatility with respect to global trade; global economic, political and market conditions and unrest, including those in Africa, Asia Pacific and Europe; volatile fuel costs; transportation capacity, pricing dynamics and the Company’s ability to secure space on third party aircraft, ocean vessels and other modes of transportation; changes in interest and foreign exchange rates, particularly with respect to the South African rand and the Euro; material interruptions in transportation services; risks of international operations; risks associated with, and the potential for penalties, fines, costs and expenses the Company may incur as a result of investigations by the governments of Brazil and Singapore into the international air freight and air cargo transportation industry; risks of adverse legal judgments or other liabilities not limited by contract or covered by insurance, including but not limited to the ongoing securities class action lawsuit and SEC investigation; the Company’s ability to retain clients while facing increased competition; disruptions caused by epidemics, natural disasters, conflicts, strikes, wars and terrorism; the impact of changes in the Company’s effective tax rates; and the other risks and uncertainties described herein and in the Company’s other filings with the SEC; and other factors outside the Company’s control. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and the Company does not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except as required by law.

# # #

(Tables Follow)

UTi Worldwide Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended		Fiscal years ended
	January 31,		January 31,
	2015	2014(1)	2015(1)	2014(1)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Airfreight forwarding	$290,246	$322,066	$1,247,653	$1,343,462
Ocean freight forwarding	238,893	294,132	1,048,651	1,251,219
Customs brokerage	45,448	46,425	208,128	146,499
Contract logistics	182,924	184,021	766,756	741,779
Distribution	139,861	137,214	607,122	586,821
Other	67,191	87,895	301,465	365,800

Total revenues	964,563	1,071,753	4,179,775	4,435,580

Other operating expenses:
Purchased transportation costs:
Airfreight forwarding	237,809	259,927	977,650	1,049,037
Ocean freight forwarding	218,216	244,762	893,371	1,047,023
Customs brokerage	8,076	9,753	40,988	22,444
Contract logistics	47,073	44,048	189,571	179,320
Distribution	96,965	95,856	425,836	410,664
Other	44,256	52,249	194,766	209,307
Staff costs	215,049	220,143	879,299	885,710
Depreciation	13,661	14,133	55,896	53,899
Amortization of intangible assets	7,539	7,226	28,956	18,502
Severance and other	25,199	10,585	51,164	29,618
Other operating expenses	142,353	149,920	558,097	547,856

Total other operating expenses	1,056,196	1,108,602	4,295,594	4,453,380

Operating loss	(91,633)	(36,849)	(115,819)	(17,800)
Interest expense, net	(10,427)	(5,322)	(39,646)	(16,985)
Loss on debt extinguishment	—	—	(21,820)	—
Other expense, net	(649)	(1,437)	(1,851)	(2,693)

Pretax loss	(102,709)	(43,608)	(179,136)	(37,478)
Provision for income taxes	2,370	11,252	23,425	40,655

Net loss	(105,079)	(54,860)	(202,561)	(78,133)
Net (loss)/income attributable to non-controlling interests	(1,196)	1,186	659	5,161

Net loss attributable to UTi Worldwide Inc.	$(103,883)	$(56,046)	$(203,220)	$(83,294)

Basic and diluted loss per common share attributable to UTi Worldwide Inc. common shareholders	$(1.02)	$(0.53)	$(2.04)	$(0.80)

Number of weighted average common shares outstanding used for per share calculations Basic and diluted shares	105,496,075	104,779,228	105,311,631	104,527,949

(1)	The Company’s condensed consolidated statements of operations for the first three quarters of the fiscal year ended January 31, 2015, as well as the three months and fiscal year ended January 31, 2014, have been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.

UTi Worldwide Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	January 31, 2015	January 31, 2014(1)
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$211,832	$204,384
Cash held as collateral	29,068	—
Trade receivables, net	887,084	972,177
Deferred income taxes	12,596	8,889
Other current assets	154,756	154,465

Total current assets	1,295,336	1,339,915

Property, plant and equipment, net	195,523	222,036
Goodwill and other intangible assets, net	429,590	464,867
Investments	1,023	1,075
Deferred income taxes	11,175	11,824
Other non-current assets	41,305	36,768

Total assets	$1,973,952	$2,076,485

LIABILITIES & EQUITY
Bank lines of credit	$31,306	$260,700
Short-term borrowings	52,825	7,551
Current portion of long-term borrowings	1,429	3,488
Current portion of capital lease obligations	11,429	12,374
Trade payables and other accrued liabilities	698,450	756,706
Income taxes payable	8,995	17,589
Deferred income taxes	12,177	3,236

Total current liabilities	816,611	1,061,644

Long-term borrowings, excluding current portion	366,846	205,862
Capital lease obligations, excluding current portion	56,455	60,784
Deferred income taxes	14,204	14,390
Other non-current liabilities	36,892	38,098

Convertible preference shares	181,957	—

Commitments and contingencies

UTi Worldwide Inc. shareholders’ equity:
Common stock	575,164	517,762
Retained earnings	92,664	307,338
Accumulated other comprehensive loss	(179,423)	(143,181)

Total UTi Worldwide Inc. shareholders’ equity	488,405	681,919
Non-controlling interests	12,582	13,788

Total equity	500,987	695,707

Total liabilities and equity	$1,973,952	$2,076,485

(1)	The Company’s condensed consolidated balance sheet as of January 31, 2014 has been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.

UTi Worldwide Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal years ended January 31,
	2015	2014(1)
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(202,561)	$(78,133)
Adjustments to reconcile net loss to net cash used in by operating activities:
Share-based compensation costs	12,838	13,869
Depreciation	55,896	53,899
Amortization of intangible assets	28,956	18,502
Amortization of debt issuance costs	3,781	702
Make-whole payment	20,830	—
Accretion of convertible senior notes	7,420	—
Deferred income taxes	4,329	5,359
Uncertain tax positions	3,037	(1,532)
Loss/(gain) on disposal of property, plant and equipment	345	(367)
Provision for doubtful accounts	9,607	17,071
Net proceeds from the sale of trade receivables	—	3,405
Other	27,293	3,388
Net changes in operating assets and liabilities	(29,141)	(134,246)

Net cash used in operating activities	(57,370)	(98,083)

INVESTING ACTIVITIES:
Net increase in cash held as collateral	(29,068)	—
Purchases of property, plant and equipment, excluding software	(27,005)	(47,140)
Proceeds from disposals of property, plant and equipment	5,743	3,832
Purchases of software and other intangible assets	(12,508)	(34,013)
Net decrease/(increase) in other non-current assets	6,618	(4,612)

Net cash used in investing activities	(56,220)	(81,933)

FINANCING ACTIVITIES:
Net (repayments)/borrowings under bank lines of credit	(225,296)	188,732
Proceeds from issuances of long-term borrowings	404,343	4,575
Proceeds from the issuance of preference shares	175,000	—
Net increase in short-term borrowings	44,770	6,701
Repayments of long-term borrowings	(205,143)	(5,342)
Make-whole payment	(20,830)	—
Debt and preferred shares issuance costs	(25,789)	—
Repayments of capital lease obligations	(13,907)	(12,682)
Distributions to non-controlling interests and other	(1,346)	(3,038)
Ordinary shares settled under share-based compensation plans	(3,104)	(2,500)
Proceeds from issuance of ordinary shares	93	4,241
Dividends paid	—	(6,314)

Net cash provided by financing activities	128,791	174,373

Effect of foreign exchange rate changes on cash and cash equivalents	(7,753)	(27,249)

Net increase/(decrease) in cash and cash equivalents	7,448	(32,892)

Cash and cash equivalents at beginning of period	204,384	237,276

Cash and cash equivalents at end of period	$211,832	$204,384

(1)	The Company’s condensed consolidated statements of cash flows as of January 31, 2014 has been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.

UTi Worldwide Inc.

Segment Reporting

(in thousands)

(Unaudited)

	Three months ended January 31, 2015
	Freight Forwarding	Contract Logistics and Distribution	Corporate	Total
Revenues	$619,749	$344,814	$—	$964,563

Purchased transportation costs	501,405	150,990	—	652,395
Staff costs	103,402	103,548	8,099	215,049
Depreciation	4,074	8,206	1,381	13,661
Amortization of intangible assets	6,668	871	—	7,539
Severance and other	11,693	6,179	7,327	25,199
Other operating expenses	53,561	74,720	14,072	142,353

Total operating expenses	680,803	344,514	30,879	1,056,196

Operating (loss)/income	$(61,054)	$300	$(30,879)	(91,633)

Interest expense, net				(10,427)
Other expense, net				(649)

Pretax loss				(102,709)
Provision for income taxes				2,370

Net loss				(105,079)
Net loss attributable to non-controlling interests				(1,196)

Net loss attributable to UTi Worldwide Inc.				$(103,883)

UTi Worldwide Inc.

Segment Reporting

(in thousands)

(Unaudited)

	Three months ended January 31, 2014(1)
	Freight Forwarding	Contract Logistics and Distribution	Corporate	Total
Revenues	$726,010	$345,743	$—	$1,071,753

Purchased transportation costs	557,798	148,797	—	706,595
Staff costs	109,418	102,187	8,538	220,143
Depreciation	4,497	8,155	1,481	14,133
Amortization of intangible assets	6,043	1,061	122	7,226
Severance and other	5,382	3,931	1,272	10,585
Other operating expenses	58,003	78,828	13,089	149,920

Total operating expenses	741,141	342,959	24,502	1,108,602

Operating (loss)/income	$(15,131)	$2,784	$(24,502)	(36,849)

Interest expense, net				(5,322)
Other expense, net				(1,437)

Pretax loss				(43,608)
Provision for income taxes				11,252

Net loss				(54,860)
Net income attributable to non-controlling interests				1,186

Net loss attributable to UTi Worldwide Inc.				$(56,046)

(1)	The Company’s condensed consolidated statements of operations for the three months ended January 31, 2014 has been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.

UTi Worldwide Inc.

Segment Reporting

(in thousands)

(Unaudited)

	Fiscal year ended January 31, 2015(1)
	Freight Forwarding	Contract Logistics and Distribution	Corporate	Total
Revenues	$2,705,468	$1,474,307	$—	$4,179,775

Purchased transportation costs	2,071,090	651,092	—	2,722,182
Staff costs	429,484	414,352	35,463	879,299
Depreciation	17,145	33,096	5,655	55,896
Amortization of intangible assets	25,254	3,702	—	28,956
Severance and other	35,343	7,757	8,064	51,164
Other operating expenses	197,979	318,397	41,721	558,097

Total operating expenses	2,776,295	1,428,396	90,903	4,295,594

Operating (loss)/income	$(70,827)	$45,911	$(90,903)	(115,819)

Interest expense, net				(39,646)
Loss on debt extinguishment				(21,820)
Other expense, net				(1,851)

Pretax loss				(179,136)
Provision for income taxes				23,425

Net loss				(202,561)
Net income attributable to non-controlling interests				659

Net loss attributable to UTi Worldwide Inc.				$(203,220)

(1)	The Company’s condensed consolidated statements of operations for the first three quarters of the fiscal year ended January 31, 2015 has been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.

UTi Worldwide Inc.

Segment Reporting

(in thousands)

(Unaudited)

	Fiscal year ended January 31, 2014(1)
	Freight Forwarding	Contract Logistics and Distribution	Corporate	Total
Revenues	$2,992,775	$1,442,805	$—	$4,435,580

Purchased transportation costs	2,290,897	626,898	—	2,917,795
Staff costs	432,274	417,186	36,250	885,710
Depreciation	16,988	31,511	5,400	53,899
Amortization of intangible assets	12,688	4,709	1,105	18,502
Severance and other	13,894	12,244	3,480	29,618
Other operating expenses	194,972	316,033	36,851	547,856

Total operating expenses	2,961,713	1,408,581	83,086	4,453,380

Operating income/(loss)	$31,062	$34,224	$(83,086)	(17,800)

Interest expense, net				(16,985)
Other expense, net				(2,693)

Pretax loss				(37,478)
Provision for income taxes				40,655

Net loss				(78,133)
Net income attributable to non-controlling interests				5,161

Net loss attributable to UTi Worldwide Inc.				$(83,294)

(1)	The Company’s condensed consolidated statements of operations for the fiscal year ended January 31, 2014 has been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.

UTi Worldwide Inc. Supplemental Financial Information

(in thousands, except per share amounts)

(Unaudited)

	Three months ended January 31,		Fiscal years ended January 31,
	2015	2014(1)	2015(1)	2014(1)
Revenues	$964,563	$1,071,753	$4,179,775	$4,435,580
Purchased transportation costs	(652,395)	(706,595)	(2,722,182)	(2,917,795)

Net revenues	$312,168	$365,158	$1,457,593	$1,517,785

Freight Forwarding	Three months ended January 31,		Fiscal years ended January 31,
	2015	2014(1)	2015(1)	2014(1)
Revenues	$619,749	$726,010	$2,705,468	$2,992,775
Purchased transportation costs	(501,405)	(557,798)	(2,071,090)	(2,290,897)

Net revenues	$118,344	$168,212	$634,378	$701,878

Contract Logistics and Distribution	Three months ended January 31,		Fiscal years ended January 31,
	2015	2014(1)	2015(1)	2014(1)
Revenues	$344,814	$345,743	$1,474,307	$1,442,805
Purchased transportation costs	(150,990)	(148,797)	(651,092)	(626,898)

Net revenues	$193,824	$196,946	$823,215	$815,907

(1)	The Company’s condensed consolidated statements of operations for the first three quarters of the fiscal year ended January 31, 2015, as well as the three months and fiscal year ended January 31, 2014, have been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.

UTi Worldwide Inc.

Constant Currency Growth Reconciliation

(Unaudited)

Set forth below is a reconciliation of the Company’s constant currency growth rates and the growth rates based on the Company’s GAAP reported results in the Company’s revenues and net revenues for the three months and fiscal year ended January 31, 2015. Constant currency growth is a non-GAAP measure that excludes the impact of foreign currency translation.

	Three months ended January 31, 2015			Fiscal year ended January 31, 2015(1)
	Total Net Change	+/(-) Currency Impact	Organic Growth	Total Net Change	+/(-) Currency Impact	Organic Growth
Revenues	(10)%	4%	(6)%	(6)%	3%	(3)%
Net revenues	(15)%	5%	(10)%	(4)%	3%	(1)%

Freight Forwarding	Three months ended January 31, 2015			Fiscal year ended January 31, 2015(1)
	Total Net Change	+/(-) Currency Impact	Organic Growth	Total Net Change	+/(-) Currency Impact	Organic Growth
Revenues	(15)%	5%	(10)%	(10)%	3%	(7)%
Net revenues	(30)%	4%	(26)%	(10)%	3%	(7)%

Contract Logistics and Distribution	Three months ended January 31, 2015			Fiscal year ended January 31, 2015(1)
	Total Net Change	+/(-) Currency Impact	Organic Growth	Total Net Change	+/(-) Currency Impact	Organic Growth
Revenues	—%	4%	4%	2%	3%	5%
Net revenues	(2)%	6%	4%	1%	4%	5%

(1)	The Company’s condensed consolidated statements of operations for the first three quarters of the fiscal year ended January 31, 2015, as well as the three months and fiscal year ended January 31, 2014, have been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.

UTi Worldwide Inc.

Adjusted EBITDA Calculation

(in thousands)

(Unaudited)

	Three months ended		Fiscal years ended
	January 31,		January 31,
	2015	2014(1)	2015(1)	2014(1)
EBITDA:
Net loss	$(105,079)	$(54,860)	$(202,561)	$(78,133)
Provision for income taxes	2,370	11,252	23,425	40,655
Interest expense, net	10,427	5,322	39,646	16,985
Depreciation	13,661	14,133	55,896	53,899
Amortization of intangible assets	7,539	7,226	28,956	18,502

Total EBITDA before adjusting items	(71,082)	(16,927)	(54,638)	51,908

Adjusting items:
Other expense, net(8)	649	1,437	1,851	2,693
Loss on debt extinguishment(2)	—	—	21,820	—
Bad debt related to customer bankruptcies(3)	—	6,500	—	6,500
Severance and other(4)(5)(6)(7)	25,199	10,585	51,164	29,618

Adjusted EBITDA	$(45,234)	$1,595	$20,197	$90,719

(1)	The Company’s condensed consolidated statements of operations for the first three quarters of the fiscal year ended January 31, 2015, as well as the three months and fiscal year ended January 31, 2014, have been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.
(2)	Loss on debt extinguishment for the fiscal year ended January 31, 2015 includes a make-whole payment of $20,830 with respect to the prepayment of the Company’s $200,000 aggregate principal amount of private placement notes issued on January 25, 2013, as well as a non-cash charge of $990 related to unamortized debt issuance costs.
(3)	During the fourth quarter of fiscal year 2014, the Company recorded a pre-tax bad debt write off of $6,500 related to customer bankruptcies.
(4)	During the three months ended January 31, 2015, the Company recorded pre-tax severance of $8,353, primarily related to the Company’s January 2015 Reorganization, and $7,241 related to transformation activities. In addition, the Company incurred facility exit costs of $2,000, an additional impairment charge of $5,033 associated with the South African Installment Receivable Agreement and other receivables and pre-tax legal settlements of $2,572.
(5)	During the fiscal year ended January 31, 2015, the Company recorded pre-tax severance of $8,353, primarily related to the Company’s January 2015 Reorganization, and $12,875 associated with transformation activities. In addition, the Company incurred facility exit costs of $2,737, pre-tax legal settlements of $2,572 and an impairment charge of $24,627 associated with the South African Installment Receivable Agreement and other receivables.
(6)	During the three months ended January 31, 2014, the Company recorded pre-tax severance of $8,402, primarily related to transformation activities, accrued pre-tax expenses of $1,519 for a legal judgment relating to a 2006 warehouse fire, and facility exit costs and other of $664.
(7)	During the fiscal year ended January 31, 2014, the Company recorded pre-tax severance of $24,791, primarily related to transformation activities, accrued pre-tax expenses of $1,519 for a legal judgment relating to a 2006 warehouse fire, and facility exit costs and other of $3,308.
(8)	Other expense, net, primarily relate to non-cash foreign currency gains and losses on certain of the Company’s intercompany loans, and withholding taxes and various other taxes not related to income taxes.

UTi Worldwide Inc.

Free Cash Flow Calculation

(in thousands)

(Unaudited)

	Three months ended		Fiscal years ended
	January 31,		January 31,
	2015	2014(1)	2015(1)	2014(1)
Net cash provided by/(used in) operating activities	$47,721	$(29,227)	$(57,370)	$(98,083)
Purchases of property, plant and equipment, excluding software	(6,016)	(10,595)	(27,005)	(47,140)
Proceeds from disposals of property, plant and equipment	1,685	249	5,743	3,832
Purchases of software and other intangible assets	(2,663)	(6,529)	(12,508)	(34,013)

Free cash flow	$40,727	$(46,102)	$(91,140)	$(175,404)

(1)	The Company’s condensed consolidated statements of cash flows for the first three quarters of the fiscal year ended January 31, 2015, as well as the three months and fiscal year ended January 31, 2014, have been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.

UTi Worldwide Inc.

Basic and Diluted EPS Calculation

(in thousands)

(Unaudited)

	Three months ended January 31,		Fiscal years ended January 31,
	2015	2014(1)	2015(1)	2014(1)
Basic and Diluted EPS Calculation
Net loss attributable to UTi Worldwide Inc.	$(103,883)	$(56,046)	$(203,220)	$(83,294)
Less: Dividends paid-in kind on Convertible Preference Shares	(3,225)	—	(11,454)	—

Loss attributable to UTi Worldwide Inc. common shareholders for calculation of basic and diluted earnings per share	(107,108)	(56,046)	(214,674)	(83,294)

Number of weighted average common shares outstanding used for per share calculations Basic and diluted shares	105,496,075	104,779,228	105,311,631	104,527,949

Basic and diluted loss per common share attributable to UTi Worldwide Inc. common shareholders	$(1.02)	$(0.53)	$(2.04)	$(0.80)

(1)	The Company’s condensed consolidated statements of operations for the first three quarters of the fiscal year ended January 31, 2015, as well as the three months and fiscal year ended January 31, 2014, have been adjusted as the result of certain items identified during the fourth quarter of fiscal 2015. Such adjustments include the timing and recognition of purchased transportation costs in the Company’s Freight Forwarding segment, and the recognition of revenues and purchased transportation costs in the Company’s Contract Logistics and Distribution segment. The Company believes the effects of the adjustments were not material.